Exhibit 3.4

COMPASS DIVERSIFIED HOLDINGS

AMENDED AND RESTATED SHARE DESIGNATION

OF

SERIES B PREFERRED SHARES

(no par value per share)

Compass Diversified Holdings (the “Trust”), a statutory trust under the Delaware Statutory Trust Act, does hereby certify that:

1.    On February 15, 2018, the Board of Directors (the “Board”) of Compass Group Diversified Holdings LLC, a Delaware limited liability company and the sponsor of the Trust (the “Sponsor”), pursuant to the authority conferred upon the Board by Section 2.4(b) of the Second Amended and Restated Trust Agreement of Compass Diversified Holdings (as such may be amended, modified or restated from time to time, the “Trust Agreement”), duly adopted resolutions establishing the terms of the Trust’s Series B Preferred Shares, no par value per share, and authorized a special pricing committee of the Board (the “Pricing Committee”) to act on behalf of the Board in determining and approving the distribution rates and certain other terms of the Series B Preferred Shares.

2.    Thereafter, on March 6, 2018, the Pricing Committee duly adopted resolutions creating and authorizing for issuance by the Trust the Series B Preferred Shares as a new series of Preferred Shares (as defined in the Trust Agreement) consisting of 4,600,000 shares.

3.    On May 19, 2021, the Board, pursuant to the authority conferred upon the Board by Sections 2.4(b) and 10.2 of the Trust Agreement, duly adopted resolutions amending and restating the terms of the Trust’s Series B Preferred Shares, as reflected in Exhibit A hereto (the “Trust Designation Amendment”), which Trust Designation Amendment was subject to the affirmative vote of a majority of the then Outstanding Voting Shares present in person or represented by proxy at a meeting of the Shareholders (as defined in the Trust Agreement) entitled to vote thereon (the “Requisite Shareholder Action”) approving amendments to the Trust Agreement to allow for Compass Group Diversified Holdings LLC, as Sponsor, acting through the Board, at such time as it may determine, to cause, or cause the Regular Trustees (as defined in the Trust Agreement) to cause, the Trust to elect to be treated as a corporation for U.S. federal income tax purposes (the “CTB Trust Amendment”).

4.    Thereafter, on August 3, 2021, the Requisite Shareholder Action was obtained with respect to the CTB Trust Amendment.

IN WITNESS WHEREOF, this Amended and Restated Share Designation, which shall be made effective pursuant to the Trust Agreement, is executed by the undersigned this 3rd day of August, 2021.

COMPASS DIVERSIFIED HOLDINGS By: Compass Group Diversified Holdings LLC, as Sponsor

By:	/s/ Ryan J. Faulkingham
	Name:	Ryan J. Faulkingham
	Title:	Chief Financial Officer

By:	/s/ Ryan J. Faulkingham
	Name:	Ryan J. Faulkingham
	Title:	Regular Trustee

EXHIBIT A

TO

AMENDED AND RESTATED SHARE DESIGNATION OF SERIES B PREFERRED SHARES

Section 1. Designation. The Series B Preferred Shares are hereby designated and created as a series of Preferred Shares. Each Series B Preferred Share shall be identical in all respects to every other Series B Preferred Share. The Series B Preferred Shares are not “Outstanding Voting Shares” for purposes of the Trust Agreement. The Series B Preferred Shares shall be evidenced by one or more Share Certificates substantially in the form attached hereto as Appendix A, which will be initially issued in global form registered in the name of DTC’s nominee, Cede & Co. Title to book-entry interests in the Series B Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

Section 2. Ranking. The Series B Preferred Shares shall be entitled to receive all distributions received by the Trust with respect to the Series B Trust Preferred Interests, to the exclusion of any other Shares of the Trust. Except as provided in this Section 2, the Series B Preferred Shares shall not be junior or senior to any Shares.

Section 3. Definitions. As used herein with respect to the Series B Preferred Shares:

(a)    “Business Day” means, (i) during the Fixed Rate Period, any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business, and (ii) during the Floating Rate Period, any day that would be considered a Business Day during the Fixed Rate Period that is also a London Banking Day.

(b)    “Distribution Payment Date” means (i) with respect to the Fixed Rate Period, January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2018 and (ii) with respect to the Floating Rate Period, January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2028.

(c)    “Distribution Period” means the period commencing on and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that (i) the initial Distribution Period commences on and includes March 13, 2018 and (ii) the Distribution Period commencing on April 30, 2028 commences on April 30, 2028 irrespective of whether such day is a Business Day.

(b)    “DTC” means The Depository Trust Company.

(c)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d)    “Fixed Rate Period” means the period from March 13, 2018, to, but excluding, April 30, 2028.

(e)    “Floating Rate Period” means the period from April 30, 2028 through the redemption date of the Series B Preferred Shares, if any.

(f)    “Fundamental Change” means the occurrence of the following: (i) the Series B Preferred Shares (or preferred shares into which the Series B Preferred Shares have been converted or for which the Series B Preferred Shares have been exchanged) cease to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their successors) or another U.S. national securities exchange for a period of 20 consecutive trading days; or (ii) the Sponsor and the Trust (or the issuer of preferred shares into which the Series B Preferred Shares have been converted or for which the Series B Preferred Shares have been exchanged) are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the Sponsor and the Trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(g)    “Fundamental Change Offer” has the meaning as defined in Section 6(a).

(h)    “Fundamental Change Payment” has the meaning as defined in Section 6(a).

(i)    “Fundamental Change Payment Date” has the meaning as defined in Section 6(a).

(j)    “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(k)    “Series B Holder” means a holder of Series B Preferred Shares.

(l)    “Series B Liquidation Preference” means $25.00 per Series B Preferred Share.

(m)    “Series B Liquidation Value” means the sum of the Series B Liquidation Preference and accumulated and unpaid distributions, if any, to, but excluding, the date of the liquidation, dissolution or winding up of the Trust on the Series B Preferred Shares.

(n)    “Series B Preferred Share” means a 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Share having the designations, rights, powers and preferences set forth in this Share Designation.

(o)    “Series B Preferred Percentage Interest” means the ratio (expressed as a percentage) of the number of Series B Preferred Shares held by such holder on such date relative to the aggregate number of Series B Preferred Shares then outstanding as of such date.

(p)    “Series B Record Date” means, with respect to any Distribution Payment Date, the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant January 30, April 30, July 30 and October 30 Distribution Payment Date, respectively. These Series B Record Dates shall apply regardless of whether a particular Series B Record Date is a Business Day.

(q)    “Series B Trust Preferred Interest” means a 7.875% Series B Fixed-to-Floating Rate Cumulative Trust Preferred Interest issued by the Sponsor to the Trust.

(r)    “Share Designation” means this Amended and Restated Share Designation.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Trust Agreement.

Section 4. Distributions.

(a) The Series B Holders shall be entitled to receive with respect to each Series B Preferred Share owned by such holder its pro rata share, based upon its Series B Preferred Percentage Interest, of all distributions received by the Trust with respect to the Series B Trust Preferred Interests. Declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Share Register at the close of business, New York City time, on a Series B Record Date, provided that if the Series B Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Share Register at the close of business, New York City time on the Business Day immediately preceding such Series B Record Date.

(b) Series B Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in the Trust Agreement and the LLC Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.

Section 5. Optional Redemption and Tax Redemption.

(a) The Series B Preferred Shares shall be redeemable by the Trust on the same terms as the Series B Trust Preferred Interests are redeemable by the Sponsor. If less than all of the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed from the outstanding Series B Preferred Shares not previously called for redemption will be determined either by lot or pro rata (as nearly as possible).

(b) In the event the Trust shall redeem any or all of the Series B Preferred Shares as aforesaid in Section 5(a), the Trust shall give notice of any such redemption to the Series B Holders on the same terms as the Sponsor shall give notice of redemption of the Series B Trust Preferred Interests to the Trust. Failure to give notice to any Series B Holder shall not affect the validity of the proceedings for the redemption of any Series B Preferred Shares being redeemed.

(c) Notice having been given as herein provided and so long as funds legally available and sufficient to pay the redemption price for all of the Series B Preferred Shares called for redemption have been set aside for payment, from and after the redemption date, such Series B Preferred Shares called for redemption shall no longer be deemed outstanding, and all rights of the Series B Holders thereof shall cease other than the right to receive the redemption price, without interest.

(d) The Series B Holders shall have no right to require redemption of any Series B Preferred Shares pursuant to this Section 5.

(e) Without limiting clause (c) of this Section 5, if the Trust shall deposit, on or prior to any date fixed for redemption of Series B Preferred Shares (pursuant to notice delivered in accordance with Section 5(b)), with any bank or trust company as a trust fund, a fund sufficient to redeem the Series B Preferred Shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective Series B Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series B Preferred Shares so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series B Preferred Shares to the holders thereof and from and after the date of such deposit said Series B Preferred Shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of shares with respect to such Series B Preferred Shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the Board of Directors may determine, payment of the redemption price of such Series B Preferred Shares without interest. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid distributions if any, payable upon redemption may be paid on the next Business Day and no interest, additional distributions or other sums shall accumulate on the amount payable for the period from and after that redemption date to the next Business Day.

(f) Immediately prior to any redemption of Series B Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions to, but excluding, the redemption date, unless a redemption date falls after a Series B Record Date and prior to the corresponding Distribution Payment Date, in which case each Series B Holder at the close of business on such Series B Record Date shall be entitled to the distribution payable on such Series B Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption of such Series B Preferred Shares before such Distribution Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series B Preferred Shares to be redeemed.

(g) Unless full cumulative distributions on all Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Distribution Periods, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and the Trust may not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, the common shares or other junior shares the Trust may issue or pursuant to a purchase or exchange offer made on the same terms to all Series B Holders and all parity shares).

Section 6. Repurchase at the Option of Holders upon a Fundamental Change.

(a) If a Fundamental Change occurs, unless, prior to or concurrently with the time the Board of Directors is required to cause the Trust to make a Fundamental Change Offer (as described below), the Board of Directors has caused the Sponsor to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series B Preferred Shares, the Board of Directors will cause the Trust to make an offer to purchase all of the Series B Preferred Shares pursuant to the offer described below (the “Fundamental Change Offer”), out of funds received by the Trust on the Series B Trust Preferred Interests and legally available, at a price in cash (the “Fundamental Change Payment”) of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the Fundamental Change Payment Date. Within 30 days following any Fundamental Change, the Board of Directors will cause the Trust to send notice of such Fundamental Change Offer by first class mail to the Series B Holders or otherwise in accordance with the procedures of the Depository Trust Company with the following information:

(i)    that a Fundamental Change Offer is being made pursuant to the Share Designation designating the Series B Preferred Shares and that all Series B Preferred Shares properly tendered pursuant to such Fundamental Change Offer will be accepted for payment by the Trust;

(ii)    the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Fundamental Change Payment Date”);

(iii)    that any Series B Preferred Share not properly tendered will remain outstanding and distributions will continue to accumulate on such Shares;

(iv)    that, unless the Trust defaults in the payment of the Fundamental Change Payment, all Series B Preferred Shares accepted for payment pursuant to the Fundamental Change Offer will be cancelled and cease to be outstanding on the Fundamental Change Payment Date;

(v)    the instructions determined by the Trust, consistent with this Section 6, that the Series B Holders must follow in order to have its Series B Preferred Shares purchased; and

(vi)    if such notice is mailed prior to the occurrence of a Fundamental Change, that such offer is conditioned on the occurrence of such Fundamental Change.

(b) The Sponsor shall not be required to cause the Trust to make a Fundamental Change Offer upon a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Fundamental Change Offer made by the Trust and purchases all Series B Preferred Shares validly tendered and not withdrawn under such Fundamental Change Offer.

(c) The Sponsor and the Trust shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B Preferred Shares pursuant to this Section 6. To the extent the provisions of any securities laws or regulations conflict with the provisions herein, the Sponsor and the Trust shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described herein by virtue thereof.

(d) On the Fundamental Change Payment Date, the Board of Directors shall cause the Trust, to the extent permitted by law and to the extent of funds received by the Trust on the Series B Trust Preferred Interests, to:

(i)    accept for payment all Series B Preferred Shares properly tendered pursuant to the Fundamental Change Offer;

(ii)    deposit with the paying agent an amount equal to the aggregate Fundamental Change Payment in respect of all Series B Preferred Shares so tendered; and

(iii)    cancel the Series B Preferred Shares so accepted.

(e) If (i) a Fundamental Change occurs and (ii) (x) the Trust does not give notice prior to the 31st day following the Fundamental Change of either (1) a Fundamental Change Offer or (2) the intention to redeem all the outstanding Series B Preferred Shares or (y) the Trust defaults upon its obligation to repurchase or redeem the Series B Preferred Shares on the Fundamental Change Payment Date or redemption date, the distribution rate per annum on the Series B Preferred Shares shall increase by 5.00%, beginning on the 31st day following such Fundamental Change. Notwithstanding any requirement that the Trust offer to repurchase or redeem all the outstanding Series B Preferred Shares, the increase in the distribution rate per annum described in the immediately preceding sentence shall be the sole remedy to the Series B Holders upon the occurrence of any of the events described in the immediately preceding sentence. Following any such increase in the distribution rate per annum, the Trust shall be under no further obligation to offer to repurchase or redeem any Series B Preferred Shares.

Section 7. Allocations. Before giving effect to the allocations set forth in Section 3.4 and Exhibit B of the Trust Agreement, gross income (excluding capital gains) for the Fiscal Year (as defined in the Sponsor Agreement) shall be specially allocated to the Series B Preferred Shares in an amount equal to the amount of cash distributed with respect to the Series B Preferred Shares during such Fiscal Year. For purposes of Section 3.4 and Exhibit B of the Trust Agreement, the “Percentage Interest” of the Series B Preferred Shares shall be zero. This Section 7 shall apply only for periods in which the Trust is taxable as a partnership for U.S. federal income tax purposes.

Section 8. Voting.

(a) Notwithstanding any provision in the Trust Agreement to the contrary, and except as set forth in this Section 8, the Series B Preferred Shares shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Holders shall not be required for the taking of any Trust action or inaction. If and whenever distributions on any Series B Preferred Shares are in arrears for six or more full quarterly Distribution Periods (whether or not consecutive) (a “Nonpayment”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of parity Shares upon which like voting rights have been conferred and are exercisable (any such other class or series, “Voting Preferred Shares”)) and the Series B Holders, voting together as a single class with the holders of such Voting Preferred Shares, shall have the right to elect these two additional directors at a meeting of the Series B Holders and the holders of such Voting Preferred Shares called as hereafter provided. When all distributions accumulated on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period have been fully paid, then the right of the Series B Holders to elect such two additional directors shall cease and, subject to the rights of such Voting Preferred Shares, the terms of office of all directors elected by the Series B Holders shall forthwith terminate immediately and the number of directors constituting the whole Board of Directors automatically shall be reduced by two. To the extent the voting rights of the Series B Holders in this Share Designation and the terms of any other Shares previously issued by the Trust conflict, the terms of this Share Designation shall control.

(b) If a Nonpayment shall have occurred, the Secretary may, and upon the written request of any Series B Holder (addressed to the Secretary at the principal office of the Sponsor) shall, call a special meeting of the Series B Holders and holders of the Voting Preferred Shares for the election of the two directors to be elected by them. The directors elected at any such special meeting shall hold office until the next annual meeting or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. The Board of Directors shall, in its sole discretion, determine a date for a special meeting applying procedures consistent with Article V of the Trust Agreement in connection with the expiration of the term of the two directors elected pursuant to this Section 8. The Series B Holders and holders of the Voting Preferred Shares, voting together as a class, may remove any director elected by the Series B Holders and holders of the Voting Preferred Shares pursuant to this Section 8. If any vacancy shall occur among the directors elected by the Series B Holders and holders of the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the Series B Holders and holders of the Voting Preferred Shares or the successor of such remaining director, to serve until the next special meeting (convened as set forth in the immediately preceding sentence) held in place thereof if such office shall not have previously terminated as above provided. Except to the extent expressly provided otherwise in this Section 8, any such annual or special meeting shall be called and held applying procedures consistent with Article V of the Trust Agreement as if references to Shareholders were references to Series B Holders and holders of Voting Preferred Shares.

(c) Notwithstanding anything to the contrary in the Trust Agreement, but subject to Section 8(d), so long as any Series B Preferred Shares are outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Series B Holders and holders of the Voting Preferred Shares, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary:

(i)    to amend, alter or repeal any of the provisions of the Trust Agreement relating to the Series B Preferred Shares or any series of Voting Preferred Shares, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the Series B Holders or holders of the Voting Preferred Shares; and

(ii)    to authorize, create or increase the authorized amount of, any class or series of Preferred Shares having rights senior to the Series B Preferred Shares with respect to the payment of distributions or amounts upon any liquidation, dissolution or winding up of the Trust;

provided, however, that,

(x)    in the case of subparagraph (i) above, no such vote of the Series B Preferred Shares or the Voting Preferred Shares, as the case may be, shall be required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each Series B Preferred Unit and Voting Preferred Unit remains outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series B Preferred Shares or the Voting Preferred Units, as the case may be;

(y)    in the case of subparagraph (i) above, if such amendment affects materially and adversely the rights, powers and preferences of one or more but not all of the classes or series of Voting Preferred Shares and the Series B Preferred Shares at the time Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all such classes or series of Voting Preferred Shares and the Series B Preferred Shares so affected, voting as a single class regardless of class or series, given in person or by proxy, by vote at any meeting called for the purpose, shall be required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Voting Preferred Shares and the Series B Preferred Shares otherwise entitled to vote as a single class in accordance herewith; and

(z)    in the case of subparagraph (i) or (ii) above, no such vote of the Series B Holders or holders of the Voting Preferred Shares, as the case may be, shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Shares or Voting Preferred Shares, as the case may be, at the time outstanding.

(d) For the purposes of this Section 8, neither:

(i)    the amendment of provisions of the Trust Agreement so as to authorize or create or issue, or to increase the authorized amount of, Shares; nor

(ii)    any merger, consolidation or otherwise, in which (1) the Trust is the surviving entity and the Series B Preferred Units remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series B Preferred Shares for other preferred equity securities having rights, powers and preferences (including with respect to redemption thereof) substantially similar to that of the Series B Preferred Shares under the Trust Agreement (except for changes that do not materially and adversely affect the Series B Preferred Shares considered as a whole) shall be deemed to materially and adversely affect the rights, powers and preferences of the Series B Preferred Shares or holders of Voting Preferred Shares.

(e) For purposes of the foregoing provisions of this Section 8, each Series B Holder shall have one vote per Series B Preferred Share, except that when any other series of Preferred Shares shall have the right to vote with the Series B Preferred Shares as a single class on any matter, then the Series B Holders and the holders of such other series of Preferred Shares shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

(f) The Board of Directors may cause the Trust to, from time to time, without notice to or consent of the Series B Holders or holders of other Shares, issue additional Series B Preferred Shares.

(g) The foregoing provisions of this Section 8 will not apply if, at or prior to the time when the act with respect to which a vote pursuant to this Section 8 would otherwise be required shall be effected, the Series B Preferred Shares shall have been redeemed.

Section 9. Liquidation Rights.

(a) Upon any Early Termination Event other than a Voluntary Exchange or Acquisition Exchange, after payment or provision for the liabilities of the Trust (including the expenses of such Early Termination Event) and the satisfaction of all claims ranking senior to the Series B Preferred Shares, the Series B Holders shall be entitled to receive out of the assets of the Trust or proceeds thereof available for distribution to Shareholders the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Shares) and after taking into account the following special allocations: (i) allocations of gross income (excluding capital gain) to the Series B Holders pursuant to Section 7 for the taxable year in which the liquidation, dissolution or winding up of the Trust occurs, and (ii) to the extent that the balance in the Series B Holder’s Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Shares) is less than the Series B Liquidation Value, gross income (from any source) in an amount required so that the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Shares) equals the Series B Liquidation Value.

(b) Upon the occurrence of an Early Termination Event other than a Voluntary Exchange or Acquisition Exchange, after the Series B Holders receive a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Shares) pursuant to Section 9(a), the Series B Holders shall not be entitled to any further participation in any distribution of assets by the Trust.

(c) Nothing in this Section 9 shall be understood to entitle the Series B Holders to specially allocated income pursuant to Section 9(a)(ii) until any similar allocations are made to holders of any classes or series of Sponsor Interests ranking senior to the Series B Preferred Shares have been made.

(d) For purposes of this Section 9, each Series B Holder’s Capital Account shall be deemed equal to the Series B Liquidation Value for any period in which the Trust is taxable as a corporation for U.S. federal income tax purposes. The intent of this Section 9(d) is to provide Series B Holders the same rights to liquidation proceeds regardless of whether the Trust is taxable as a partnership or a corporation for U.S. federal income tax purposes and shall be interpreted consistently therewith.

Section 10. Governing Law. This Share Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles), all rights and remedies being governed by such laws.

Section 11. Severability. Each provision of this Share Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Share Designation which are valid, enforceable and legal.

******

APPENDIX A

FORM OF SHARE CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO COMPASS DIVERSIFIED HOLDINGS OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SECOND AMENDED AND RESTATED TRUST AGREEMENT OF COMPASS DIVERSIFIED HOLDINGS, DATED AS OF DECEMBER 6, 2016, AS AMENDED FROM TIME TO TIME, AND THE SHARE DESIGNATION WITH RESPECT TO THE SHARES REPRESENTED BY THIS GLOBAL SECURITY. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number 1	Initial Number of Series B
Preferred Shares 4,000,000

CUSIP 20451Q 302

ISIN US20451Q3020

COMPASS DIVERSIFIED HOLDINGS

7.875% Series B Preferred Shares

(Liquidation Preference as specified below)

COMPASS DIVERSIFIED HOLDINGS, a Delaware statutory trust (the “Trust”), hereby certifies that CEDE & CO. (the “Holder”), is the registered owner of the number shown on Schedule I hereto of the Trust’s designated 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Shares, with a Series B Liquidation Preference of $25.00 per share (the “Series B Preferred Shares”). The Series B Preferred Shares are fully paid and the Holder of such Series B Preferred Shares will have no obligation to make payments or contributions to the Trust solely by reason of its ownership of such Series B Preferred Shares. The Series B Preferred Shares are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Shares represented hereby are and shall in all respects be subject to the provisions of the Share Designation of the Trust with respect to the Series B Preferred Shares, as the same may be further amended from time to time (the “Share Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Second Amended and Restated Trust Agreement of the Trust (as amended from time to time, the “Trust Agreement”), as amended by the Share Designation. The Trust will provide a copy of the Share Designation to a Series B Holder without charge upon written request to the Trust at its principal place of business. In the case of any conflict between this certificate and the Share Designation, the provisions of the Share Designation shall control and govern.

Reference is hereby made to the provisions of the Series B Preferred Shares set forth on the reverse hereof and in the Share Designation and the Trust Agreement, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate or a beneficial interest therein, the Series B Holder or any holder of a beneficial interest therein is bound by the Share Designation and the Trust Agreement and is entitled to the benefits thereunder.

Unless the Transfer Agent has properly countersigned this certificate, the Holder of this certificate and the Series B Preferred Shares represented hereby shall not be entitled to any benefits under the Share Designation or the Trust Agreement, and this certificate shall not be valid or obligatory for any purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Trust by a Regular Trustee of the Trust this [        ] day of [                ].

COMPASS DIVERSIFIED HOLDINGS

By:
Name:	Ryan J. Faulkingham
Title:	Regular Trustee

[Signature Page to 7.875% Series B Preferred Share Certificate]

COUNTERSIGNATURE

These are Series B Preferred Shares referred to in the within-mentioned Share Designation.

Dated: [                     ]

Broadridge Corporate Issuer Solutions, Inc., as Transfer Agent

By:
Name:
Title:

[Signature Page to 7.875% Series B Preferred Share Certificate]

REVERSE OF CERTIFICATE FOR SERIES B PREFERRED SHARES

Cumulative distributions on each Series B Preferred Share shall be payable at the applicable rate provided in the Share Designation.

The Trust shall furnish without charge to each Series B Holder who so requests a summary of the authority of the Sponsor to determine variations for future series within a class of Shares and the Share Designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of capital issued by the Trust and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Series B Preferred Shares evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

And irrevocably appoints:

as agent to transfer the Series B Preferred Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE I

COMPASS DIVERSIFIED HOLDINGS

Global Series B Preferred Share

7.875% Series B Preferred Share

Certificate Number:

The number of Series B Preferred Shares initially represented by this global Series B Preferred Share Certificate shall be 4,000,000. Thereafter the Transfer Agent shall note changes in the number of Series B Preferred Shares evidenced by this global Series B Preferred Share Certificate in the table set forth below:

Date of Exchange	Amount of Decrease in Number of Shares Represented by this Global Series B Preferred Share Certificate	Amount of Increase in Number of Shares Represented by this Global Series B Preferred Share Certificate	Number of Shares Represented by this Global Series B Preferred Share Certificate following Decrease or Increase	Signature of Authorized Officer of Transfer Agent